EXHIBIT 21.1

SUBSIDIARIES OF AAMES INVESTMENT CORPORATION

Aames Financial Corporation

Aames Funding Corporation*

Aames Capital Corporation

*	Aames Funding and Aames Capital are wholly owned subsidiaries of Aames Financial. This exhibit assumes completion of the merger of Aames Investment and Aames Financial.